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         AGREEMENT made as of the 16th day of October, 1995 between Isramco,
Inc., with offices at 800 Fifth Avenue, Suite 21-D, New York, New York 10021 (the "Company") and Danny Toledano, residing at 15 Hannah Senesh Street, Herzlia 46446 Israel ("Employee").


         WHEREAS, the Company desires to receive the benefits of Employee's knowledge, experience and ability and to retain the services of Employee and Employee desires to perform services for the Company hereinafter under the terms and conditions hereinafter set forth.


         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Employee and the Company hereby agree as follows:


          1. Employment. The Company hereby engages Employee and Employee hereby agrees to make himself available to render at the request of the Company, certain services to the best of his ability in compliance with all applicable laws, the Company's Articles of Incorporation and By-laws and under the terms and conditions hereof. Services rendered by Employee hereunder may be made via telephone and via correspondence. It is understood that the services rendered shall be upon the request of the Company and shall be rendered at such time, in such manner and at such places as shall be reasonably convenient and consistent with Employee's other business and personal commitments. During the term of this Agreement Employee shall hold the office of President, Chief Operating Officer and Chief Financial Officer. The Company expects that Employee will be available in the United States for a substantial portion of his time.

          2. Compensation. In consideration of Employee's promise to perform the services for the Company as provided for in Section 1 hereof and as an inducement to enter into this Agreement, the Company shall pay to Employee an annual salary of One Hundred Forty-Four Thousand ($144,000) Dollars payable in installments of Twelve Thousand ($12,000) Dollars per month. All monthly payments shall be paid on or before the tenth (10th) day of each month with the first payment due October 16, 1995.

          3. Expenses. Employee shall be reimbursed for all reasonable business expenses incurred by him during the Term (as hereinafter defined) in the performance of his services hereunder in compliance with the existing policies of the Company relating to reimbursement of such expenses. Employee is required to submit sufficient documentation of expenditures.

          4. Term. This Agreement shall be in full force and effect for the period commencing October 16, 1995 and continuing up to and through October 15, 1996 (the "Term").
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          5.      Death and Disability.  If Employee during the term of this
Agreement is unable to perform services by reason of illness or incapacity, the compensation to Employee shall nevertheless continue at its present rate for the duration of the Term. If Employee dies during the term of this Agreement, the compensation payable pursuant to Section 2 hereof shall continue for the balance of the Term of this Agreement.

          6. Termination Payment. In the event Employee's relationship is terminated by the Company, Employee shall be entitled to receive a severance payment in one lump sum equal to the balance of the unpaid salary due to Employee for the remaining term of this Agreement simultaneously with his termination. Notwithstanding the foregoing, this Agreement may be terminated at will by Employee upon thirty (30) days' prior written notice to the Company. In such event, the termination payment provided for in Section 7 hereof shall not be applicable and Employee shall only be entitled to one (1) additional month of compensation after notice of termination.

          7. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Employee and the Company hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

          8. Binding Effect; Assignment. The terms and provisions of this Agreement shall be binding on and inure to the benefit of Employee, the Company and their respective heirs, executors, administrators, legal representatives, successors and assigns.

          9. No Modification. No agreement, modification, or waiver or any provision of this Agreement, nor consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the parties hereto.

         10. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

         11. Notices. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and be deemed to have been given, delivered or mailed, registered or certified, first class postage prepaid and/or telefax as follows:

                  If to Employee:
                  Mr. Danny Toledano
                  15 Hannah Senesh Street
                  Herzlia 46446 Israel





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                  If to Company:

                  Isramco, Inc.
                  800 Fifth Avenue
                  Suite 21-D
                  New York, New York 10021
                  Attention:        Dr. Joseph Elmaleh
                                    Chairman of the Board

         12. Captions. The Section headings of this Agreement are included for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the day and year first above written.


                                             Isramco, Inc.



                                             By: /s/ Joseph Elmaleh
                                                ------------------------------


                                             /s/ Danny Toledano
                                             ---------------------------------
                                             Danny Toledano (Employee)





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